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                                 MUTUAL RELEASE

         This Mutual Release (the "Release"), effective July 18, 2000, is between Marlowe Harvey, an individual, Aarvark Agencies, Inc., a Washington corporation, Calais Resources Colorado, Inc., a Nevada corporation, Calais Resources, Inc., a British Columbia corporation (collectively referred to herein as "Defendants"), on the one part, and Thomas S. Hendricks ("Hendricks"), on the other part, to settle all disputes between these parties including, but not limited to, those that were or could have been raised in Hendricks v. Harvey et al, Boulder District Court Case No. 2000 CV 336, Div. 2 (referred to herein as the "Disputes").

         In compromise of the Disputes, and in consideration of the mutual promises described below, and for other valuable consideration, the receipt and sufficiency of which are acknowledges, the parties agree as follows:

   1. The parties stipulate to a dismissal of the above-named case with prejudice with the parties to bear costs and attorneys' fees as set forth in paragraph 1(c) of the June 8, 2000 agreement, a copy of which is attached hereto. The stipulation for such dismissal is attached hereto and, upon the execution of this Release, will be signed by Hendricks and by the counsel of record in the Boulder action for Calais Resources Colorado, Inc. and Calais Resources, Inc. and filed with the Boulder, Colorado District Court.

   2. The Defendants, each on its own behalf and each for its respective agents, representatives, successors, and assigns, agrees to release and discharge Hendricks and Hendricks' agents, representatives, successors, heirs and assigns, from all claims, demand, actions and causes of action of any type or nature based on any fact, event, action, omission or circumstance existing on or before the effective date of this Release, whether known or unknown.

   3. Hendricks, on his own behalf and for his agents, representatives, successors, heirs and assigns, agrees to release and discharge each of the Defendants and their respective heirs, agents, representatives, successors and assigns, from all claims, demands, actions and causes of action of any type or nature based on any fact, event, action, omission or circumstance existing on or before the effective date of this Release, whether known or unknown.

   4. The parties expressly agree that this Release will be governed by Colorado law and that they are aware they may hereafter discover facts in addition to or different from those which they now believe to be true with respect to the Disputes, but it is their intent to release all claims and differences, known and unknown, which now exist, may exist, and hereafter exist on any fact, event, action, omission or circumstance existing on or before the effective date of this Release, and in furtherance of such intention, the released herein given will be and remain in effect notwithstanding the discovery or existence of any such express waiver and each party hereby agrees that they shall not seek in any manner to hold the other party responsible for any injuries, damages, losses, or liability that may hereafter be incurred by each party with respect to the Disputes.

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   5.    The parties each acknowledge that they have every right to consult a licensed attorney to represent their separate interests, and that they have done so to the extent of their desires, and that they each execute this Release voluntarily, without being pressured or influenced by any statement or representation of any person acting on behalf of any party or their agents, employees or attorneys.

   6. This Release may be executed simultaneously in counterparts, each of which will be deemed an original, but all of which constitutes one and the same written instrument. This Release may also be executed by facsimile copy.

EXECUTED BY:
____________________________
Thomas S. Hendricks
P.O. Box 653-Caribou
Nederland, CO  80466-0653
____________________________
Marlowe Harvey

AARVARK AGENCIES, INC.

By:__________________________
Title:_______________________

CALAIS RESOURCES COLORADO, INC.

By:___________________________
Title: _______________________

CALAIS RESOURCES, INC.

By:___________________________
Title:________________________

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          THE FOLLOWING SERVES AS A FINAL SETTLEMENT AGREEMENT BETWEEN
             TOM HENDRICKS, MARLOWE HARVEY, AARDVARK AGENCIES INC.
                            AND CALAIS RESOURCES INC.

Tom Hendricks dismisses the case without prejudice and lifts the lis pendens upon the completion of the following:

   1.

         a. A mutual waiver and release will be entered into between Hendricks, Aardvark and Calais upon completion of the following terms of paragraphs 1 through 7.

         b. Hendricks will receive an amount equal to Harvey (20%) of proceeds of sale of Knelson Concentrators against total debt owing him.

         c. Calais Resources Inc. agrees to pay Hendricks on half of legal costs incurred in lawsuit up to and no later than June 10, 2000.

   2. Defendants use their best efforts to sell the Mexico equipment located in the U.S., the proceeds to satisfy:

         a. The remaining 60% of the sale proceeds to be dispersed between Canada and US debt by negotiations between Hendricks and Art Daher.

   3.

         a. Transfer all claims, surface mineral rights and facilities presently owned by Aardvark Agencies Inc. to Calais Resources Inc. under the following terms:

                  1. A debenture will be issued to Harvey representing US $1,753,464 (the amount Aardvark advanced to Calais). This amount represents Cdn. $2,628,963 (exchange rate 1.505). The price of the shares for the purposes of this debenture is Cdn. $1.23.

                  2. A cash amount equal to pay the capital gains triggered by this transfer (approximately US $750,000.) will be advanced to Aardvark prior to the transfer taking place. This amount will be deducted from the US $1,753,464 of the debenture. Aardvark will retain its right to refuse this advance (the IRS portion) and keep its rights under the debenture if it is able to satisfy the IRS portion of taxes for this transfer on its own.

                  3. Calais will have an unlimited time limit to exercise its option for this transfer.

         b. Calais Resources Inc. will provide proof that Calais Resources Inc. is 100% owner of Calais Resources
                  Colorado Inc.

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         c.  Calais Resources will honor its previous agreement to grant and complete the 2% NSR royalty on the Caribou district claims to the Hendricks group within the 2 mile radius from survey corner number 4 Cross Mill Site Claim, in accord with documentation previously prepared.

         d. Calais will issue to Harvey (and group) a debenture under the same conditions as the Aardvark debenture for the balance of funds advanced by Harvey and group to Calais. The Board of Directors (including Hendricks) will verify the exact amount owed before such debenture is issued.

         e. Harvey and group will assign a portion of its debt to Hendricks. The cost of this transfer will be Cdn. $1.00. This amount would equal Cdn. $984,000, which represents 800,000 shares under the terms of the debenture.

         f. Calais will issue all the debentures, royalty agreement with Hendricks and any other item covered in this agreement within 45 days of signing this agreement.

         g. Harvey and group will issue a portion of his debenture for debt to Hendricks within 10 days of receipt of its debenture.

   4. Hendricks to negotiate a management work contract to manage the Colorado Properties from Board of Directors.

   5. Calais will issue a public news release informing the public and shareholders that the Mexican operation has been shut down and terminated. Calais will write this operation off on its books and financial statements.

   6. Tom Hendricks will approve and work diligently with Calais and Aardvark on the efforts to rapidly complete a debt financing loan on the Colorado properties under the following agreement:

         a. Hendricks has a mutual right with Calais to approve the terms of the loan, the amount of the loan and the dispersal of the loan proceeds.

         b. Loan proceeds to be used for (in addition to the sale of Calais equipment)

                  1. Payment of all creditor debt listed on the May 15, 2000 accounts payable list for Calais Colorado in the amount of $369,321.57, less any amounts paid down by equipment sales, above mentioned. (Attached as Exhibit A dated May 15, 2000).

                  2. Payment of a general liability insurance policy for the Colorado properties.

                  3. To pay overhead cost incurred in ordinary course of business, per a planned budget.

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                  4.       To pre-pay interest on the loan from the loan
                           proceeds for a two year period, with an option to renew the loan for one additional year with interest only payment.

                  5. To pay the current accounts payable owed by Calais on the Nevada properties in the amount of $9,000.

                  6. To pay the current accounts payable owed by Calais for the Chilliwack office in the amount of $141,802.22.

                  7. To pay Phil McLean and Marlowe Harvey the approximate amount of $8,500.00 for the recent Phil McLean expenses in Mexico.

                  8. To budget approximately $150,000 to negotiate at least two payments to Jeff Kramer of Nevada Manhattan for a settlement.

                  9. To budget and pay 2 year BLM payments and property tax payments on the Colorado and Nevada properties in the approximate amount of $65,000.00

                  10. To pay Judy Harvey the amount of $187,000 to apply toward the Harvey capital account.

                  11. To pay Judy Harvey/Aardvark the amount of $53,000 for the taxes on the sale of the Fairfax and Hillstreet properties (to apply toward capital account?).

   7. Harvey will resign as CEO and President of Calais Resources, Inc. for an undetermined time. Hendricks will accept these positions and will be reviewed at each Annual General Meeting. All directors nominations will be approved by the Board. Harvey will remain a director until he is satisfied that the company is operating in a manner beneficial to all shareholders.

Accepted by:
         Tom Hendricks______________Witness____________________________
                                    on this 8th day of June, 2000

Accepted by the Board of Directors of Calais Resources Inc.

Marlowe Harvey______________________Witness_______________________

Art Daher___________________________Witness_______________________

Mel Martin__________________________Witness_______________________
                                    on this 8th day of June, 2000.